[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

Amendment No. 1 To Collaboration Agreement

This Amendment No. 1 (the “First Amendment”) is effective as of January 1, 2013 (the “First Amendment Effective Date”) by and between Astellas Pharma Inc. (“Astellas”) and FibroGen, Inc. (“FG”). This First Amendment amends the Collaboration Agreement entered into by and between Astellas and FG on June 1, 2005 (the “Agreement”). Astellas and FG shall be referred to individually herein as a “Party” and collectively as the “Parties”.

Whereas, under the Agreement, Astellas and FG have agreed to collaborate on the development and commercialization of certain small molecule prolyl hydroxylase inhibitors as therapeutics in the Astellas Territory;

Whereas, Section 12.2 of the Agreement provides that FG shall have the worldwide exclusive right to manufacture Lead Compound, and that Astellas and its Affiliates and Sublicensees shall not directly or indirectly make, produce or manufacture any Lead Compound;

Whereas, Section 12.3 of the Agreement provides that FG shall have the exclusive right and obligation to supply Lead Compound to Astellas and its Affiliates and Sublicensees for all development and commercial purposes, and that Astellas and its Affiliates and Sublicensees shall purchase such Lead Compound exclusively from FG;

Whereas, Section 12.4 of the Agreement provides that, upon Marketing Approval for any Lead Compound, FG’s obligation to supply Astellas with Lead Compound shall be limited to, and all payment obligations shall be based on, the supply of Bulk Product, as set forth in Section 9.2 of the Agreement;

Whereas, Article 9 of the Agreement contains certain transfer pricing provisions to compensate FG for the manufacture and supply of Lead Compound(s) to Astellas;

Whereas, the Parties hereby agree that the amendments to the Agreement contained in this First Amendment are not intended to be and shall not be deemed an Amendment to that certain Anemia License and Collaboration Agreement, by and between FG and Astellas, dated April 28, 2006 as amended (“EU Agreement”);

Whereas, subject to the terms and conditions of this First Amendment, and notwithstanding anything to the contrary contained in the Agreement, with respect solely to the compound designated by FG as FG-4592 and a current Lead Compound, FG shall not supply to Astellas Lead Compound formulated as bulk drug product, but shall instead supply Astellas with the active pharmaceutical ingredient of FG-4592, also known as roxadustat (“FG-4592”) (and, for the avoidance of doubt, only FG-4592) in the form of drug substance (“API”) solely for use by Astellas to formulate, fill, and finish into bulk drug product containing FG-4592, in a formulation and pursuant to the manufacturing method and process approved by FG (“Astellas Bulk Product”); and

Whereas, subject to the terms and conditions of this First Amendment, FG agrees that Astellas shall have the right to manufacture Astellas Bulk Product for non-commercial and commercial purpose (each such term to be used in this First Amendment as set forth in Article 9 of the Agreement) in the Astellas Territory (Japan) using API exclusively supplied by FG.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1)	Unless otherwise defined herein, all capitalized terms and phrases used in this First Amendment shall have the meaning ascribed to them in the Agreement.
2)

With respect to FG-4592 only, references to the Lead Compound in the Agreement shall be deemed references to API, including pursuant to Article 12 of the Agreement and in Section 17.3 and in the exception clause at the end of Section 17.2 of the Agreement, Sections 9.1 and 9.2 and additional articles and sections, as amended hereby, to the extent applicable to accomplish the Parties’ intent under this First Amendment. In addition, with respect to FG-4592, the term “Product Specifications”, as defined in Section 1.56 of the Agreement will apply to API only, provided, however, that FG and Astellas shall agree on any specifications to any Astellas Bulk Product produced by Astellas in any form or formulation.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

3)	Astellas shall have the right to manufacture Astellas Bulk Product in the Astellas Territory solely from API supplied by FG pursuant to Article 12 of the Agreement as follows:
a)	Section 13.1 of the Agreement is amended to designate the existing paragraph subsection 13.1.1. and to add the following paragraph governing supply of FG-4592 as subsection 13.1.2:

13.1.2“With respect to FG-4592, and subject to the terms and conditions of this Agreement, FG hereby grants to Astellas an exclusive license under the FG Technology in the Astellas Territory to: (a) import API exclusively supplied by or on behalf of FG; and (b) manufacture and have manufactured Astellas Bulk Product from such API, solely for use pursuant to the license granted in Section 13.1.1.”

b)

Astellas shall manufacture Astellas Bulk Product (i) solely in the Astellas Territory for use and sale in the Astellas Territory in accordance with the terms of the Agreement and (ii) solely using API supplied by or on behalf of FG.

The intent of this Amendment is that the Astellas will subcontract manufacturing of Astellas Bulk Product to its Affiliate Astellas Pharma Tech Co., Ltd. to manufacture at its facility in [*]. Astellas may subcontract its manufacture of Astellas Bulk Product to another Affiliate and/or a third party for non-commercial and commercial manufacturing pursuant to an agreement pre-approved in writing by FG (any such third party, excluding Astellas Pharma Tech Co., Ltd., a “Subcontractor”), provided, [*]. Astellas shall be responsible for and ensure: (i) the compliance of each Subcontractor with the terms of the Agreement, (ii) that each Subcontractor undertakes in writing to (a) obligations of confidentiality and non-use regarding Confidential Information consistent with the terms of Article 16 of the Agreement; (b) a quality agreement between Astellas and Subcontractor that conforms with terms of the applicable Drug Product Agreement; and (c) an agreement that restricts Subcontractor from [*] after the expiration or termination of the agreement, and (iii) each Subcontractor agrees in writing to assign all inventions and other intellectual property made related to any such work in connection with Astellas Bulk Product to Astellas (and Astellas will in turn assign to FG as provided in the Agreement). For the avoidance of doubt, FG shall have the right to visit, conduct technical review and audit any Subcontractor with respect to all aspects of the manufacturing process and methods, and FG shall have the opportunity to review any agreements related to the manufacture of the Astellas Bulk Product between such pre-approved Subcontractor and Astellas prior to execution (other than financial terms); provided, further, that the technical review and audit process shall be conducted in accordance with the procedure set forth in Section 10 of this First Amendment.

4)

Astellas hereby expressly agrees that any API supplied by FG under the Agreement, as amended by this First Amendment shall be used only to manufacture Astellas Bulk Product, including any of the activities set forth in Exhibit A under the heading “Permitted Activities” (“Permitted Activities”) and any administrative related activities thereof. For clarity, Astellas shall not take any other action with respect to, or make any other use of such API for any other purpose, including without limitation any of the activities set forth in Exhibit A under the heading “Prohibited Activities” (“Prohibited Activities”). FG from time to time has transferred to Astellas API and other materials and permitted Astellas to conduct manufacturing development activities in anticipation of the execution of this First Amendment. Astellas represents and warrants that it has at all times complied with the terms of Material Transfer Agreement Letter dated January 31, 2013, Material Transfer Agreement Letter dated March 8, 2013, Material Transfer Agreement dated June 10, 2014 and Material Transfer Agreement dated June 15, 2018 between FG and Astellas (collectively, “MTAs”) regarding the materials provided thereunder, including without limitation performing only the permitted and not conducting any prohibited activities set forth in the applicable MTAs. The Parties hereby agree that (i) any use of API except for Permitted Activities under this Amendment after November 30, 2018 or (ii) any use of the materials provided under the MTAs by Astellas other than the permitted purposes specified in the applicable MTAs shall constitute a breach under Section 18.2.1 of the Agreement, and if any such material breach is not cured pursuant to Section 18.2.1 of the Agreement, FG shall have the right to terminate the Agreement thereunder. If Astellas wishes to conduct any other activities with the API, it may do so only upon prior written approval by FG.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

5)

The Parties agree that FG has provided all FG Technical Information necessary for Astellas or Subcontractor to manufacture Astellas Bulk Product from API according to the process approved by the Parties. In the event that Astellas wishes to conduct a technology transfer process to another Subcontractor, Astellas may do so provided that FG can, [*], review and approve in writing, the technology transfer protocol of Astellas and the Subcontractor prior to the commencement of technology transfer activity , and review the post-transfer report to confirm the transfer complied with the technology transfer protocol, and any deviations are reasonably acceptable to FG, provided that if any deviations are not reasonably acceptable, FG, Astellas and the applicable Subcontractor shall work together to agree on a resolution acceptable to all parties, provided further that FG shall use commercially reasonable efforts to prevent any delay on Astellas’s technology transfer activities.

6)

The Parties confirm that they have executed a Quality Assurance Agreement (“QAA”) dated November 17th, 2014, including a Product Technical Agreement governed thereby (“PTA”) dated November 17th, 2014, to govern the responsibilities of both Parties with respect to manufacture, storage, transportation, export/import, testing, specifications and release of API for non-commercial purposes, as amended by this First Amendment (“API QAA and PTA”). The Parties confirm that they have executed an API QAA and PTA for commercial purposes.

7)

FG shall approve, prior to the production of the Validation Batches, (i) the validation protocol, and (ii) any validation protocol amendments. In addition, Astellas shall send the validation report thereof to FG for review and comment prior to its finalization, as well as the final validation report after finalization. In addition to the foregoing, a separate agreement for Astellas Bulk Product (“Drug Product Agreement”) shall be negotiated and executed to govern manufacturing for commercial and non-commercial purposes. The Parties shall agree upon a Drug Product Agreement for commercial purposes as soon as reasonably practicable [*] and prior to earlier of (a) [*], and (b) [*]. The manufacturing methods and specifications, quality standards (i.e. compliance with Astellas SOPs and applicable laws and regulations), and applicable laws and regulations for Astellas Bulk Product for commercial purpose will be incorporated and described in the Drug Product Agreement at the same level of detail as the CTD Module 1 for the Marketing Approval Application in the Astellas Territory (Japan) plus any additional detail reasonably requested by FG. If Astellas proposes to make any change to the manufacturing methods, specifications, or quality provisions set forth in the Drug Product Agreement or that materially affect product quality, then Astellas shall notify FG of the proposed changes, and the Parties shall thereafter discuss and agree as to whether and what changes may be made pursuant to an amendment to the Drug Product Agreement, provided that the Parties shall take into consideration whether such change was requested by Japanese regulatory authorities.

8)

Astellas shall, by itself or through its Subcontractor, maintain all master batch records, batch records (including executed batch records) and all supporting documentation, quality control documentation (including deviation reports), stability reports, annual reviews, regulatory submissions, acceptance test results and other relevant information for each batch of Astellas Bulk Product (collectively, “Processing Data”) for [*], or such longer time as required by the applicable laws and regulations. FG shall have the right to review such Processing Data upon reasonable request, including without limitation in preparation of any anticipated inspections (e.g., a pre-approval inspection), by visiting at FG’s option Astellas’ or its Subcontractor’s facility and/or requesting a copy of such Processing Data, each Party to bear its own cost and expense.

9)

Astellas shall be responsible for obtaining and maintaining all necessary plant inspection standards, plant licenses, permits and approvals to manufacture and package (including label) Astellas Bulk Product as required under applicable law and regulations.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

10)

FG shall have the right, upon reasonable advance notice (which shall include the scope or purpose during regular business hours), to conduct technical visit and review of Astellas Bulk Product manufacturing facilities or other facilities utilized in the performance of related activities for Astellas Bulk Product (e.g. analytical testing, packaging, labeling, etc.) by Astellas (or its applicable Subcontractor) to ensure compliance with applicable laws, rules and regulations, including, without limitation, Japanese regulatory standards and quality and technical standards set forth in the Drug Product Agreement (the “Relevant Standards”). Such technical visit and review shall be conducted at FG’s cost and expense in a manner so as to minimize disruption of Astellas’ or its Subcontractor’s business operations. If FG finds any deficiencies arising in the review, FG shall send written notice detailing such deficiencies to Astellas, the Parties shall meet to discuss, and Astellas shall as soon as possible (but no later than [*] after receipt of such notice (or [*] for critical observations), submit a plan to FG outlining measures proposed to be taken to remedy such deficiencies, and the Parties shall discuss and agree upon any measures to be taken by Astellas, subject always to the requirements of the Japanese regulatory authorities and recognizing Astellas’ role and responsibilities as the marketing authorization holder in Japan.

11)

Astellas shall be responsible for procuring all excipients required for the manufacture of Astellas Bulk Product from raw material suppliers qualified by Astellas, and FG will have the right to review a statement and other documents relied upon for qualification status (including audit reports, to the extent Astellas obtained approval from such raw material suppliers to disclose them to FG, which approval Astellas shall use commercially reasonable efforts to obtain, if requested by FG) of such raw material suppliers and a summary of Astellas’ audit program. All such excipients must comply with all applicable specifications, standard operating procedures, all applicable laws and regulations, and any Marketing Approvals in the Astellas Territory for the Astellas Bulk Product.

12)

Upon execution of this Amendment, Astellas will provide a rolling [*] forecast of its anticipated API Batch (as defined below) requirements on a [*] basis, as well as the corresponding Astellas Bulk Product tablet manufacturing plan for such API Batches. Astellas will provide to FG written updates to such forecast by the [*] thereafter.

13)

Astellas acknowledges that FG will manufacture and supply API to Astellas [*], that each API batch equals to approximately [*] (“API Batch(es)”), and any API Firm Purchase Order (as defined below) shall be for [*].

14)

For any API that Astellas wishes to purchase, Astellas will provide FG with a binding purchase order specifying (a) the [*], (b) the requested date of Delivery, and (c) all other relevant information as agreed by FG and Astellas, as early as possible and in no event less than [*] prior to requested Delivery date (“API Firm Purchase Order”). FG will manufacture and deliver API Batches as requested in an API Firm Purchase Order(s). All forecasts and API Firm Purchase Orders will be prepared in good faith in order to facilitate FG's manufacture and shipment of API in compliance with the Agreement.

15)

Subject always to the requirements under Sections 13 and 14, Astellas shall submit API Firm Purchase Orders to FG from time to time, and FG shall supply the quantity of API Batches requested in each API Firm Purchase Order that complies with this Agreement and Section 14 of this Amendment, provided that (i) if Astellas has submitted a forecast for the time periods listed below in (a) – (c) it shall provide API Firm Purchase Orders that fall within the ranges set forth therein, and (ii) the [*] ordered in a calendar quarter is within all of the following ranges:

a)	[*] and [*] of the amount forecast for such API for the calendar quarter [*] from the calendar quarter of the Delivery date;
b)	[*] and [*] of the amount forecast for such API for the calendar quarter [*] from the calendar quarter of the Delivery date;
c)	[*] and [*] of the amount forecast for such Bulk Product for the calendar quarter [*] from the calendar quarter of the Delivery date; provided however, that
d)

if, due to the limitations in Section 13 and in (a) – (c) above, the number of batches forecasted for any calendar year by Astellas is insufficient to allow for the ordering of [*] in any calendar quarter, notwithstanding such limitations, Astellas shall be entitled to order and purchase pursuant to an API Firm Purchase Order [*] in such calendar year.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

Within [*] after its receipt of an API Firm Purchase Order complying with the requirements of this section 15, FG shall acknowledge its receipt of such order and shall confirm the requested Delivery Date of the Bulk Product. For API requested in any Purchase Order exceeding the quantity or Delivery Date parameters set forth above, FG agrees that it shall use reasonable efforts to fill as much of such excess order as FG can reasonably manufacture and supply in a timely manner. FG shall include in its response to Astellas such excess amount and Delivery Date which FG is able to supply.

Astellas and FG shall enter into a commercial supply agreement by [*]. Such commercial supply agreement shall govern the detailed conditions of supply of API by FG to Astellas, including the full forecasting and permitted variation provisions, binding order commitments, etc. contained herein, as well as other standard commercial supply agreement provisions which shall be consistent with the terms and conditions herein and in the Agreement in all aspects, and contain other reasonable and customary provisions, including without limitation provisions for security of the product (defined as procedures to reasonably protect against diversion, counterfeit, etc.), full accounting and reconciliation of API and Astellas Bulk Product.

16)

For API supplied by FG to Astellas for a non-commercial purpose, Astellas shall compensate FG pursuant to the provisions of Section 9.1 of the Agreement. For API supplied by FG to Astellas for commercial purposes, including Astellas Bulk Product manufactured in the validation process (“Validation Batch”), Astellas shall pay FG on a per batch basis an amount calculated pursuant to the provisions of Section 9.2 of the Agreement (the “API Batch Transfer Price”), as defined below. In 2018, FG shall deliver to Astellas [*] batches of API (the “2018 API Batches”), a portion [*] of which has been delivered to Astellas in advance of the execution of this First Amendment and the remaining portion [*] for which Astellas shall deliver to FG a purchase order within [*]. Astellas shall pay to FG for the 2018 API Batches the API Batch Transfer Price agreed by the Parties under the letter from FG to Astellas dated June 15, 2018 (“2018 API Batch Transfer Price”) subject to the adjustment set forth in Section 17 below. Astellas shall pay for the API supplied by FG for the Validation Batches within [*] of the date of invoice.

The “API Batch Transfer Price” shall be calculated based on (a) the [*] calculated based on (i) the [*] to be manufactured by Astellas for the upcoming Astellas fiscal year derived from the manufacturing plan presented in the then-current Astellas supply forecast, and (ii) the [*] and (b) the [*] less (c) the Bulk Product Manufacturing Cost.

“Astellas Yield” shall be defined as the [*] from the manufacture by Astellas (or its subcontractor) of [*] for the prior calendar year on a [*] basis.

“FG Yield” shall be defined as the average yield per strength from the manufacture by FG (or its subcontractor) of [*] for the prior calendar year on a [*] basis.

“Bulk Product Manufacturing Cost” shall mean an amount equal to [*].

17)	The API Batch Transfer Price shall be updated by FG annually based on the updated inputs provided under the following process:
a)	No later than the end of February of each calendar year, FG shall provide to Astellas:
(1)	the [*]for the prior calendar year, with the basis of calculation, and
(2)

the [*]for the upcoming Astellas fiscal year, with the basis of calculation, including the [*] to be manufactured by Astellas for the upcoming Astellas fiscal year based on the manufacturing plan presented in the then-current Astellas supply forecast.

b)

No later than [*] after updated Listed Price is announced in the notice through official gazette of Japan (“Kanpo”), Astellas shall provide to FG an updated Listed Price issued by the Japanese Ministry of Health, Labour and Welfare on a per strength basis for the upcoming year. If the Listed Price is not updated, Astellas shall notify FG by March 15 of such calendar year.

c)

No later than [*] after the receipt of the notice pursuant to (b) above, FG shall provide to Astellas the updated API Batch Transfer Price for API Batches to be delivered during the following Astellas Fiscal Year.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

d)

No later than [*] of the receipt of the updated API Batch Transfer Price from FG in each calendar year, but in no event no later than March 31 of such calendar year, Astellas shall review and approve the updated API Batch Transfer Price.

e)

The updated API Batch Transfer Price takes effect as of the date upon which Astellas has amended the price of Astellas Bulk Product to wholesalers reflecting the updated Listed Price (the “Invoice Price Effective Date”) but in any event no later than March 15 of any calendar year. Astellas shall inform FG of the Invoice Price Effective Date within [*] from the date of announcement on the updated Listed Price.

For the transfer of 2018 API Batches, upon FG and Astellas shall determine an updated API Batch Transfer Price following the procedures set forth in this Section, provided that the timeline therefor shall be discussed and agreed separately, but in all cases it shall be determined within [*] of the date on which the initial issuance of the Listed Price by the Japanese Ministry of Health, Labour and Welfare. Following the agreement of the updated API Batch Transfer Price for the 2018 API Batches based on the actual Listed Price (the “2018 Updated Price”), FG shall issue to Astellas an invoice or Astellas shall issue to FG an invoice, as the case may be, and the party receiving such invoice shall pay for the true-up which shall be defined as (i) difference of the 2018 API Batch Transfer Price and the 2018 Updated Price, (ii) multiplied by the volume of 2018 API Batch, within [*] of the date of invoice.

18)

Commencing the first year after the issuance of the initial Listed Price, within [*] from the Invoice Price Effective Date in each calendar year, Astellas shall provide to FG the “API Year End Inventory”, defined as (i) the [*] and (ii) [*] (as defined below) with the basis of calculation. Regarding the API Year End Inventory True-Up which shall be implemented at the [*], Astellas shall provide to FG the API Year End Inventory as of the end of the last business day of the month preceding the month during which the Listed Price is issued, and such API Year End Inventory True-Up shall be provided to FG within [*] of the date on which the API Batch Transfer Price corresponding to initial Listed Price is determined. FG shall review and approve the API Year End Inventory True Up within [*] of receipt thereof. Astellas shall pay to FG, or FG shall pay for the API Year End Inventory True Up within [*] of the date of invoice, which invoice FG shall deliver to Astellas, or Astellas shall deliver to FG, upon FG’s approval of API Year End Inventory True Up.

The API Year End Inventory True Up shall be defined as:

i)	the difference between
(1)	[*], and
(2)	[*]
ii)	multiplied by [*]
19)	The parties shall true up the API Batch Transfer Price annually, according to the following process:
a)

Within [*] from the date of the Invoice Price Effective Date in each calendar year, Astellas shall notify FG (i) the actual weighted average of the tablet strengths (by percentage) which was manufactured by Astellas for the current Astellas fiscal year; and (ii) amount of API actually used by Astellas for the manufacture of the Astellas Bulk Product for the current Astellas fiscal year (the “Actually Used API”).

b)	Within [*] thereafter, FG shall provide to Astellas the amount of true-up of the API Batch Transfer Price for the Actually Used API (the “Transfer Price True Up”), with the basis of calculation.

The Transfer Price True Up shall be defined as the difference of i and ii below:

i)	[*].
ii)	[*].
c)	Within [*] thereafter, but no later than April 15 of such calendar year, Astellas shall review and approve the calculations provided for the Transfer Price True Up.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

d)

Within [*] thereafter, FG shall issue to Astellas an invoice or Astellas shall issue to FG an invoice, as the case may be, and the party receiving such invoice shall pay for the Transfer Price True Up within [*] of the date of invoice.

e)

Regarding the Transfer Price True Up which shall be applicable to 2018 API Batches, FG and Astellas shall implement the true-up following the procedures set forth in this Section, immediately after [*].

20)

Astellas will be solely responsible for all costs related to the loss, non-conformity or destruction of API Batch(es) purchased under API Firm Purchase Order and any materials produced therefrom following Delivery of API pursuant to Section 12.7 of the Agreement.

21)

Astellas shall bear all costs relating to and associated with any Permitted Activities, including without limitation transporting, importing, receiving and testing API and manufacturing, testing and releasing Astellas Bulk Product, as well as any related support provided by FG upon written request by Astellas, whether by its employees, consultants or contractors, to the extent related to the Permitted Activities. If FG is to provide support to Astellas, FG shall provide the estimated costs to Astellas beforehand, and Astellas shall pay the actual costs incurred within [*] of receipt of invoice from FG therefor.

22)

FG is and shall be the exclusive owner of all inventions and other intellectual property made related to the Protected Field, which includes for the avoidance of doubt, any process manufacturing or other activities undertaken by Astellas or its Subcontractor under this First Amendment or otherwise relating to the manufacture of FG-4592, subject to certain Astellas’ rights, pursuant to the provisions of Sections 14.1 and 14.2 of the Agreement. Neither Astellas nor its Subcontractor shall use any proprietary drug delivery system technology in connection with FG-4592 or Astellas Bulk Product without FG’s prior written consent. Astellas shall grant, and hereby grants, a worldwide, fully paid non-exclusive license to FG pursuant to the provisions of Section 14.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

23)

The Parties agree that the JDC shall appoint a Joint Manufacturing Subcommittee (the “JMS”) to oversee the manufacture of the product and to provide for discussion forum for any supply related issues, which committee shall meet on a quarterly basis, telephonically or in person, unless otherwise agreed by the Parties, and as needed to address urgent issues related to manufacturing and supply. Each Party shall initially appoint three (3) representatives to serve on the JMS. Each representative appointed to the JMS shall have sufficient seniority within the applicable Party or its Affiliate to make decisions arising within the scope of the JMS responsibilities which scope shall be mutually discussed and agreed by the Parties. Either party may propose agenda items, which shall be discussed by the Parties at the JMS meetings. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party, and all decision making shall be by consensus. Disputes at the JMS shall be handled under Section 19 of the Agreement, with initial referral to the Authorized Designees, rather than the JDC, unless otherwise agreed by the Parties.

24)

In the event of a termination for any reason, and so as to avoid any interruption of supply, including for reasons of patient safety, and subject to the requirements of this Section 22, Astellas shall continue to manufacture Astellas Bulk Product sufficient to meet FG’s requirements in the Astellas Territory until earlier of (i) [*]. In connection therewith, Astellas and FG shall mutually agree on manufacturing forecast for Astellas Bulk Product, based on FG’s reasonable projections and timelines requirements as agreed by the Parties. Astellas shall notify FG in writing within [*] of the issuance by Astellas of a notice of termination to FG or receipt by Astellas of a notice of termination from FG, of its then-current inventory at Astellas and the inventory expected to be held at Astellas at the effective date of such termination. Any inventory of Astellas Bulk Product in Astellas’ possession (including that of any Subcontractor, including any third party labeling or packaging Astellas Bulk Product), at the effective date of termination and requested by FG, shall be transferred to FG for its use, including for commercial sale, within the reasonable timeline as agreed by the Parties, provided that both Parties [*] to prevent any material disruption in the market. For such Astellas Bulk Product, and any finished (packaged) product resulting therefrom, FG shall pay to Astellas [*]. FG may sell, at its own responsibility, any Astellas Bulk Product in Astellas packaging, provided that FG shall put additional labeling on Astellas Bulk Product as required under applicable laws and regulations at its cost. In furtherance thereof, and commencing upon the receipt of a valid notice of such termination (unless such termination is capable of being cured and the breaching party is actively attempting to cure), Astellas shall provide all technical and manufacturing information and documents sufficient and necessary to enable cGMP bulk product manufacturing by FG, including without limitation, a technology transfer from Astellas to FG and/or its Affiliates or subcontractor(s) of Astellas technical information, including but not limited to methods, specifications, processes, and other information or parameters as FG and Astellas deem reasonable to continue and complete the manufacture of Astellas Bulk Product and archival or storage of any finished product resulting therefrom; and Astellas shall conduct all such transfer to FG or its Affiliate or Subcontractor in accordance with the timeline agreed by the Parties. FG will use reasonable efforts to minimize the burden on Astellas to create additional documentation needed to ensure continued supply of product and efficient response to regulatory requirements, etc., provided that FG shall bear Astellas’s reasonable cost necessary to create additional documentation. The period of transitional manufacture and archival and storage of any finished product resulting therefrom shall not exceed [*] following the effective date of the termination. In the event that Astellas utilizes a Subcontractor(s) for manufacture of Astellas Bulk Product (including any vendor involved in packaging or labeling), upon FG’s request, Astellas shall use commercially reasonable effort to cooperate to enable FG to (i) enter into a new commercial manufacturing and supply agreement with any requested Subcontractor; or (ii) assign existing agreement(s) between Astellas and such Subcontractor(s) to FG; in either case except for the financial terms to be negotiated between FG and such Subcontractor(s).

25)

In addition to any reports required to be delivered to FG under Section 10.1 of the Agreement, in order that FG may comply with its financial reporting obligations, Astellas shall, within [*] after the end of each calendar quarter, provide FG with a manufacturing and inventory report for all API and Astellas Bulk Product (including, for the avoidance of doubt, finished and/or labeled and packaged product, and product designated as samples, if any) in the possession of Astellas or its Subcontractor at the end of each such calendar quarter, including the status, disposition, and expected use thereof, in the detail and form reasonably satisfactory to FG and as outlined on Exhibit B.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

26)	Section 20.6 (Notices) is hereby amended to reflect the Parties’ current notice information, as follows:

Astellas:	Astellas Pharma Inc.
Attn: Vice President, Legal
[*]

with copy to:	Astellas Pharma Inc.
Attn: Vice President, Business Development
[*]

FG:	FibroGen, Inc.
Attn: Chief Executive Officer
409 Illinois Street
San Francisco, California 94158
United States of America
with a copy to:	FibroGen, Inc.
Attn: Chief Legal Counsel
409 Illinois Street
San Francisco, California 94158
United States of America
27)

The Agreement, as amended hereby, contains the entire understanding of the Parties with respect to the subject matter hereof. The Parties acknowledge that the amendments to the Agreement contained in this First Amendment are and shall be of no force or effect with respect to the EU Agreement.

28)

Except as otherwise provided herein, the Agreement has not been modified or amended and remains in full force and effect. All express or implied agreements and understandings, either oral or written, heretofore made that conflict with respect to the subject matter herein are expressly superseded in this First Amendment.

29)

This First Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be signed and delivered by facsimile and/or via portable document format (.pdf), each of which shall be binding when sent.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Agreement as of the First Amendment Effective Date.

FibroGen, Inc.	Astellas Pharma Inc.
By:	By:
Name:	Name:	Mitsunori Matsuda
Title:	Title:	Senior Vice President and President,
Pharmaceutical Technology

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

Exhibit A:

Prohibited Activities

1.	[*]

Permitted activities:

1.	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.9(i)

EXHIBIT B:

For the Quarterly Manufacturing Reports, the following information should be included:

•	[*]